Press Release

F.N.B. Corporation Reports First Quarter 2019 Earnings per Share of $0.28 and Operating Earnings per Share of $0.29
Strong commercial loan growth and favorable asset quality ~ Positive operating leverage and expense control ~ 12% growth in operating earnings per share from year-ago quarter
PITTSBURGH, PA - April 23, 2019 -- F.N.B. Corporation (NYSE: FNB) reported earnings for the first quarter of 2019 with net income available to common stockholders of $92.1 million, or $0.28 per diluted common share. Comparatively, first quarter of 2018 net income available to common stockholders totaled $84.8 million, or $0.26 per diluted common share, and fourth quarter of 2018 net income available to common stockholders totaled $98.1 million, or $0.30 per diluted common share. On an operating basis, first quarter of 2019 earnings per diluted common share (non-GAAP) was $0.29, excluding $1.6 million in branch consolidation costs. Operating earnings per diluted common share (non-GAAP) equaled reported results in the first and fourth quarters of 2018.
"We are very pleased to report another strong quarter. Operating earnings per share grew 12% year-over-year to $0.29, benefiting from continued positive operating leverage. Operating return on tangible common equity was again peer-leading at nearly 18%, and the efficiency ratio improved by more than 200 basis points to 53%," commented Chairman, President, and Chief Executive Officer, Vincent J. Delie, Jr. "We are off to a great start in 2019 as total loans grew 8% annualized with contributions from across the footprint, including our newer southeastern markets. We established good momentum in the first quarter and we are excited about executing our business plan throughout the rest of the year."

First Quarter 2019 Highlights
(All comparisons refer to the first quarter of 2018, except as noted)

•
Growth in total average loans was $1.2 billion, or 5.8%, with average commercial loan growth of $602 million, or 4.5%, and average consumer loan growth of $622 million, or 8.0%. Compared to the fourth quarter of 2018, total average loans grew $440 million, or 8.1% annualized.

•
Total average deposits grew $1.2 billion, or 5.6%, including an increase in average non-interest-bearing deposits of $285 million, or 5.1%, an increase in interest-bearing demand deposits of $263 million, or 2.8%, and an increase in average time deposits of $711 million, or 15.3%.

•	The loan to deposit ratio was 94.7% at March 31, 2019, compared to 94.5%.

•
The net interest margin (FTE) (non-GAAP) declined 13 basis points to 3.26% from 3.39%, primarily due to the sale of Regency Finance Company (Regency) in the third quarter of 2018. Regency contributed 12 basis points to net interest margin in the first quarter of 2018. The decline also reflected higher funding costs caused by four increases in benchmark interest rates during 2018 and increased deposit price competition, partially offset by a 4 basis point increase in the contribution from incremental purchase accounting accretion.

•	The company issued $120 million of 4.950% fixed-to-floating rate subordinated notes due 2029.

•	Total revenue increased 0.8% to $296.0 million, reflecting a 2.0% increase in net interest income partially offset by a 3.1% decrease in non-interest income.

•
Non-interest income decreased $2.1 million, or 3.1%, including a $1.2 million loss on fixed assets related to branch consolidations. Capital markets income grew 15.8%, reflecting strong interest rate swap and international banking activity, while trust income grew 5.2%. Dividends on non-marketable equity securities increased $1.0 million to $5.0 million due to an increase in the FHLB dividend rate, while mortgage banking operations income declined primarily due to a $1.3 million interest rate-related valuation adjustment of mortgage servicing rights.

•	The efficiency ratio (non-GAAP) improved to 53.4%, compared to 55.8% in the first quarter of 2018 and 54.1% in the fourth quarter of 2018.

•	The annualized net charge-offs to total average loans ratio decreased to 0.14% from 0.20%, reflective of continued strong credit quality results.

•
The ratio of the allowance for credit losses to total loans and leases decreased to 0.82%, compared to 0.84%. The provision for credit losses of $13.6 million supported strong loan growth and exceeded net charge-offs of $7.6 million. The low level of net charge-offs reflects previous actions taken to reduce credit risk, including the sale of Regency.

•	The ratio of tangible common equity to tangible assets (non-GAAP) increased 37 basis points to 7.15%. Tangible book value per common share (non-GAAP) increased $0.77, or 12.5%, to $6.91.

Non-GAAP measures referenced in this release are used by management to measure performance in operating the business that management believes enhances investors' ability to better understand the underlying business performance and trends related to core business activities. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release.  "Incremental purchase accounting accretion" refers to the difference between total accretion and the estimated coupon interest income on loans acquired in a business combination. "Organic growth" refers to growth excluding the benefit of initial balances from acquisitions.

Quarterly Results Summary	1Q19	4Q18	1Q18
Reported results
Net income available to common stockholders (millions)	$92.1	$98.1	$84.8
Net income per diluted common share	0.28	0.30	0.26
Book value per common share (period-end)	14.09	13.88	13.37
Operating results (non-GAAP)
Operating net income available to common stockholders (millions)	$93.4	$98.1	$84.8
Operating net income per diluted common share	0.29	0.30	0.26
Tangible common equity to tangible assets (period-end)	7.15%	7.05%	6.78%
Tangible book value per common share (period-end)	$6.91	$6.68	$6.14
Average Diluted Common Shares Outstanding (thousands)	325,829	325,556	325,767
Significant items influencing earnings[1] (millions)
Pre-tax branch consolidation costs	$(1.6)	$—	$—
After-tax impact of branch consolidation costs	(1.3)	—	—
(1) Favorable (unfavorable) impact on earnings

First Quarter 2019 Results – Comparison to Prior-Year Quarter
Net interest income totaled $230.6 million, increasing $4.5 million, or 2.0%. The net interest margin (FTE) (non-GAAP) declined 13 basis points to 3.26%, primarily due to the sale of Regency in the third quarter of 2018. Regency contributed 12 basis points to the net interest margin in the first quarter of 2018. The first quarter of 2019 included $8.4 million of incremental purchase accounting accretion and $1.0 million of cash recoveries, compared to $4.8 million and $1.1 million, respectively, in the first quarter of 2018. The continued benefit from purchase accounting accretion primarily reflects continued improvement in credit quality performance for the acquired loan portfolio. First quarter interest expense included a net benefit of $1.6 million for the $2.5 million recognition of the remaining discount on higher coupon acquired debt that was retired during the quarter, partially offset by $0.9 million of incremental interest expense for the quarter. These facilities were extinguished late in the quarter following a $120 million issuance of subordinated debt. Additionally, non-interest expense of $1.1 million was recorded related to the debt extinguishment.
Total average earning assets increased $1.7 billion, or 6.2%, due primarily to average loan growth of $1.2 billion. The total yield on average earning assets increased to 4.37% from 4.08%, reflecting repricing of variable and adjustable loans, higher purchase accounting accretion, and higher reinvestment rates on securities. The total cost of funds increased to 1.14%, compared to 0.71%, reflecting higher interest rates on borrowings and interest-bearing deposits caused by four increases in benchmark interest rates during 2018, increased deposit pricing competition and a $327 million increase in average short-term borrowings.
Average loans totaled $22.4 billion and increased 5.8% due to solid growth in the commercial and consumer portfolios. Excluding Regency balances in the first quarter of 2018, average loans grew 6.6%. Average total commercial loan growth totaled $602 million, or 4.5%, including 13.2% growth in commercial and industrial loans and commercial leases. Commercial loan growth was led by strong activity in the Cleveland and Mid-Atlantic (Greater Baltimore-Washington D.C. markets) regions and continued growth in the equipment finance and asset-based lending businesses. Average consumer loan growth was $622 million, or 8.0%, as growth in indirect auto loans of $468 million, or 31.7%, and residential mortgage loans of $446 million, or 16.4%, was partially offset by declines in direct installment loans and consumer lines of credit.
Average deposits totaled $23.4 billion, an increase of $1.2 billion, or 5.6%, reflecting growth in non-interest-bearing deposits of $285 million, or 5.1%, growth in money market balances of $445 million, or 9.8%, and growth in time deposits of $711 million, or 15.3%, partially offset by a decline in interest checking of $182 million, or 3.7%. The growth in non-interest-bearing and money market deposits included growth in consumer and commercial relationships. The loan-to-deposit ratio was 94.7% at March 31, 2019, compared to 94.5% at March 31, 2018.
Non-interest income totaled $65.4 million, decreasing $2.1 million, or 3.1%. Excluding a $1.2 million branch consolidation-related loss on fixed assets, non-interest income decreased $0.9 million or 1.4%. Capital markets income grew $0.8 million, or 15.8%, reflecting strong interest rate swap and international banking activity across the footprint, while trust income grew $0.3 million, or 5.2%. Dividends on non-marketable equity securities increased

$1.0 million to $5.0 million, due to an increase in the FHLB dividend rate, while mortgage banking operations income declined $1.6 million, or 29.4%, primarily due to a $1.3 million interest rate-related valuation adjustment of mortgage servicing rights. Bank-owned life insurance income decreased $0.4 million, or 13.5%.
Non-interest expense totaled $165.7 million, decreasing 3.1%. Excluding $0.5 million of branch consolidation costs, non-interest expense totaled $165.3 million, decreasing 3.4%. The primary driver of the decrease in non-interest expense was a $2.9 million, or 32.6%, decrease in FDIC insurance expense, partially offset by a $2.0 million, or 2.2%, increase in salaries and benefits. The decline in FDIC expense was primarily due to the elimination of the FDIC's large bank surcharge in the fourth quarter of 2018, while the increase in salaries and benefits was primarily related to annual merit increases. The efficiency ratio (non-GAAP) improved to 53.4% from 55.8%.
The ratio of non-performing loans and other real estate owned (OREO) to total loans and OREO decreased 9 basis points to 0.58%. For the originated portfolio, the ratio of non-performing loans and OREO to total loans and OREO decreased 22 basis points to 0.59%. Total delinquency remains at satisfactory levels, and total originated delinquency, defined as total past due and non-accrual originated loans as a percentage of total originated loans, improved 16 basis points to 0.63%, compared to 0.79% at March 31, 2018.
The provision for credit losses totaled $13.6 million, compared to $14.5 million. The provision for credit losses supported strong loan growth and exceeded net charge-offs of $7.6 million, or 0.14% annualized of total average loans, which declined from $10.6 million, or 0.20%. For the originated portfolio, net charge-offs were $4.8 million, or 0.10% annualized of total average originated loans, compared to $11.0 million or 0.29% annualized of total average originated loans. The ratio of the allowance for credit losses to total loans and leases was 0.82% and 0.84% at March 31, 2019, and March 31, 2018, respectively. For the originated portfolio, the allowance for credit losses to total originated loans was 0.94%, compared to 1.08% at March 31, 2018, directionally consistent with credit quality.
The effective tax rate was 19.3%, compared to 19.7%.
The tangible common equity to tangible assets ratio (non-GAAP) increased 37 basis points to 7.15% at March 31, 2019, compared to 6.78% at March 31, 2018. The tangible book value per common share (non-GAAP) was $6.91 at March 31, 2019, an increase of $0.77, or 13%, from $6.14 at March 31, 2018.
First Quarter 2019 Results – Comparison to Prior Quarter
Net interest income totaled $230.6 million, decreasing $1.6 million or 0.7%, due primarily to fewer days in the quarter. The net interest margin (FTE) (non-GAAP) declined 3 basis points to 3.26% and included $8.4 million of incremental purchase accounting accretion and $1.0 million of cash recoveries, compared to $8.3 million and $0.9 million, respectively. First quarter interest expense included a net benefit of $1.6 million for the $2.5 million recognition of the remaining discount on higher coupon acquired debt that was retired during the quarter, partially offset by $0.9 million of incremental interest expense for the quarter. These facilities were extinguished late in the quarter following a $120 million issuance of subordinated debt. Additionally, non-interest expense of $1.1 million was recorded related to the debt extinguishment.
Total average earning assets increased $532 million, or 7.6% annualized, due to average loan growth of $440 million and an $87 million increase in average securities. The total yield on earning assets increased to 4.37% from 4.31%, reflecting repricing of variable and adjustable loans. The total cost of funds increased to 1.14% from 1.04%, reflecting higher interest rates on borrowings and interest-bearing deposits caused by an increase in benchmark interest rates and increased deposit price competition, and a $584 million increase in average short-term borrowings.
Average loans totaled $22.4 billion and increased $440 million, or 8.1% annualized, with average commercial loan growth of $332 million, or 9.9% annualized, and average consumer loan growth of $108 million, or 5.2% annualized. Commercial balances included growth of $283 million, or 23.8% annualized, in commercial and industrial loans and commercial leases, and growth of $46 million, or 2.1% annualized, in commercial real estate. Commercial loan growth was led by our Cleveland, Pittsburgh, and Mid-Atlantic markets. Consumer balances reflected continued growth in residential mortgage loans of $123 million, or 16.4% annualized, and indirect auto loans of $34 million, or 7.3% annualized, partially offset by declines in direct installment loans and consumer lines of credit.
Average deposits totaled $23.4 billion and decreased $87 million, or 1.5% annualized, due primarily to normal seasonal declines in municipal deposits and declines in brokered time deposits, partially offset by growth in consumer non-interest-bearing deposits and business and consumer money market balances. The loan-to-deposit ratio was 94.7% at March 31, 2019, compared to 94.4% at December 31, 2018.

Non-interest income totaled $65.4 million, decreasing $3.0 million, or 4.4%. Excluding a $1.2 million branch consolidation-related loss on fixed assets, non-interest income decreased $1.9 million, or 2.7%. Seasonally strong insurance commissions and fees increased $1.3 million, or 35.7%, and capital markets income increased $0.8 million or 16.1% due to strong interest rate swap and international banking activity across the footprint. Dividends on non-marketable equity securities increased $1.1 million to $5.0 million due to an increase in the FHLB dividend rate. This was offset by a $2.1 million, or 6.6%, seasonal decrease in service charges, as well as a $0.6 million, or 13.4%, decrease in mortgage banking operations reflecting a $1.3 million interest rate-related valuation adjustment of mortgage servicing rights.
Non-interest expense totaled $165.7 million, a decrease of $4.0 million, or 2.3%. Excluding $0.5 million of branch consolidation costs, non-interest expense decreased $4.4 million, or 2.6%. The primary drivers of the first quarter decrease in non-interest expense were a $2.0 million, or 11.9%, decrease in outside services (primarily legal and consulting), and a $0.8 million, or 0.9%, decrease in personnel expense. These decreases were partially offset by a $2.0 million, or 7.0%, increase in occupancy and equipment primarily due to seasonally higher utilities expense. Bank shares and franchise taxes increased $1.5 million due primarily to Pennsylvania state tax credits recognized in the fourth quarter of 2018. Donations of $1.3 million made in the fourth quarter to earn these tax credits were recognized in other non-interest expense. The efficiency ratio (non-GAAP) improved to 53.4%, compared to 54.1%.
The ratio of non-performing loans and OREO to total loans and OREO decreased 3 basis points to 0.58%. For the originated portfolio, the ratio of non-performing loans and OREO to total loans and OREO decreased 2 basis points to 0.59%. Total delinquency remains at favorable levels, and total originated delinquency, defined as total past due and non-accrual originated loans as a percentage of total originated loans, decreased 1 basis point to 0.63%, compared to 0.64% at December 31, 2018.
The provision for credit losses totaled $13.6 million, compared to $15.2 million. The provision for credit losses supported strong loan growth and exceeded net charge-offs of $7.6 million, or 0.14% annualized of total average loans, compared to $13.4 million, or 0.24% annualized in the prior quarter. For the originated portfolio, net charge-offs were $4.8 million, or 0.10% annualized of total average originated loans, compared to $12.1 million or 0.27% annualized. The ratio of the allowance for credit losses to total loans and leases increased to 0.82% from 0.81% at December 31, 2018. For the originated portfolio, the allowance for credit losses to total originated loans declined to 0.94% from 0.95% at December 31, 2018.
The effective tax rate was 19.3%, compared to 13.5%. The prior quarter was affected by investment tax credits related to lease financing projects.
The tangible common equity to tangible assets ratio (non-GAAP) increased 10 basis points to 7.15% at March 31, 2019, compared to 7.05% at December 31, 2018. The tangible book value per common share (non-GAAP) was $6.91 at March 31, 2019, an increase of $0.23 from December 31, 2018.
Use of Non-GAAP Financial Measures and Key Performance Indicators
To supplement our Consolidated Financial Statements presented in accordance with GAAP, we use certain non-GAAP financial measures, such as operating net income available to common stockholders, operating earnings per diluted common share, return on average tangible equity, return on average tangible common equity, return on average tangible assets, tangible book value per common share, the ratio of tangible equity to tangible assets, the ratio of tangible common equity to tangible assets, efficiency ratio, and net interest margin (FTE) to provide information useful to investors in understanding our operating performance and trends, and to facilitate comparisons with the performance of our peers. Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities. The non-GAAP financial measures and key performance indicators we use may differ from the non-GAAP financial measures and key performance indicators other financial institutions use to assess their performance and trends.
These non-GAAP financial measures should be viewed as supplemental in nature, and not as a substitute for or superior to, our reported results prepared in accordance with GAAP. When non-GAAP financial measures are disclosed, the Securities and Exchange Commission's (SEC) Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release under the heading “Reconciliations of Non-GAAP Financial Measures and Key Performance Indicators to GAAP”.

Management believes charges such as merger expenses, branch consolidation costs and special one-time employee 401(k) contributions related to tax reform are not organic costs to run our operations and facilities. The merger expenses and branch consolidation charges principally represent expenses to satisfy contractual obligations of the acquired entity or closed branch without any useful ongoing benefit to us. These costs are specific to each individual transaction and may vary significantly based on the size and complexity of the transaction. Similarly, gains derived from the sale of a business are not organic to our operations.
To provide more meaningful comparisons of net interest margin and efficiency ratio, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets (loans and investments) to make it fully equivalent to interest income earned on taxable investments (this adjustment is not permitted under GAAP). Taxable-equivalent amounts for the 2019 and 2018 periods were calculated using a federal statutory income tax rate of 21% provided under the TCJA (effective January 1, 2018).

Cautionary Statement Regarding Forward-Looking Information
A number of statements (i) in this earnings release, (ii) in our presentations, and (iii) in our responses to questions on our conference call discussing our quarterly results and transactions, strategies and plans may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our expectations relative to business and financial metrics, our outlook regarding revenues, expenses, earnings, liquidity, efficiency ratio, capital measures, asset quality, statements regarding the impact of technology enhancements and customer and business process improvements and future business and economic conditions and other future matters.
Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements may be identified by the fact that they do not relate strictly to historical or current facts and are based on current expectations and assumptions that are subject to risk, uncertainties and unforeseen events which may cause actual results to differ materially from future results expressed, projected or implied by these forward-looking statements. All forward-looking statements speak only as of the date they are made and are based on information available at that time. We assume no obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events, except as required by federal securities laws. Further, it is not possible to assess the effect of all risk factors on our business to the extent to which any one risk factor or compilation thereof may cause actual results to differ materially from those contained in any forward-looking statements. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.
Such forward-looking statements may be expressed in a variety of ways, including the use of future and present tense language expressing expectations or predictions of future financial or business performance or conditions based on current performance and trends. Forward-looking statements are typically identified by words such as "believe," "plan," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "will," "should," "project," "goal," and other similar words and expressions. These forward-looking statements involve certain risks and uncertainties. In addition to factors previously disclosed in our reports filed with the SEC, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: changes in asset quality and credit risk and the possibility of future credit losses may be higher than currently expected due to changes in economic assumptions, customer behavior, adverse developments with respect to U.S. or global economic conditions and other uncertainties; the inability to sustain revenue and earnings growth; changes in interest rates, deposit costs and capital markets; changes or errors in the methodologies, models, assumptions and estimates we use to prepare our financial statements, make business decisions and manage risks; FNB's ability to achieve its expense targets and its expectations regarding net interest income, net charge-offs, loan growth and other projections; inability to effectively grow and expand our customer bases; our ability to execute on key priorities, including successful completion of acquisitions and dispositions, business retention, expansion plans, strategic plans and attracting, developing and retaining key executives; potential difficulties encountered in operating in new and remote geographic markets; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business and technology initiatives; economic conditions in the various regions in which we operate; competitive conditions, including increased competition through internet, mobile banking, fintech, and other non-traditional competitors; the inability to realize cost savings or revenues or to effectively implement integration plans and other consequences associated with acquisitions and divestitures; the inability to originate and re-sell mortgage loans in accordance with business plans; our inability to effectively manage our economic exposure and GAAP earnings exposure to interest rate volatility, including availability of appropriate derivative financial investments needed for interest rate risk management purposes; impact of U.S. inflation rates and trade policy; impact of U.S. interest rate environment on

FNB's business, financial condition, and results of operations; interruption in or breach of security of our information systems; the failure of third parties and vendors to comply with their obligations to us, including related to care, control, and protection of such information; the evolution of various types of fraud or other criminal behavior to which we are exposed; integrity and functioning of products, information systems and services provided by third-party external vendors; adverse changes to FNB's credit ratings from the major credit rating agencies; changes in tax rules and regulations or interpretations including, but not limited to, the recently enacted TCJA; changes in or anticipated impact of accounting policies, standards and interpretations; ability to maintain adequate liquidity to fund our operations; changes in asset valuations; the initiation of significant legal or regulatory proceedings against us and the outcome of any significant legal or regulatory proceeding including, but not limited to, actions by federal or state authorities and class action cases, new decisions that result in changes to previously settled law or regulation, and any unexpected court or regulatory rulings; the impact, extent and timing of technological changes, capital management activities, and other actions of the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Consumer Financial Protection Bureau, the Federal Deposit Insurance Corporation and legislative and regulatory actions and reforms; and risks related to the discontinuation of the London Interbank Offered Rate.
The risks identified here are not exclusive. Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, the risk factors and other uncertainties described under Item 1A. Risk Factors of our Annual Report on Form 10-K (including MD&A section) for the year ended December 31, 2018, our subsequent 2019 Quarterly Reports on Form 10-Q's (including the risk factors and risk management discussions) and our other subsequent filings with the SEC, which are available on our corporate website at https://www.fnb-online.com/about-us/investor-relations-shareholder-services. We have included our web address as an inactive textual reference only. Information on our website is not part of this earnings release.

Conference Call
FNB's Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr., Chief Financial Officer, Vincent J. Calabrese, Jr., and Chief Credit Officer, Gary L. Guerrieri, will host a conference call to discuss the Company's financial results on Tuesday, April 23, 2019, at 8:15 AM ET.
Participants are encouraged to pre-register for the conference call at http://dpregister.com/10130071. Callers who pre-register will be provided a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time.
Dial-in Access: The conference call may be accessed by dialing (844) 802-2440 or (412) 317-5133 for international callers. Participants should ask to be joined into the F.N.B. Corporation call.
Webcast Access: The audio-only call and related presentation materials may be accessed via webcast through the "Investor Relations and Shareholder Services" section of the Corporation's website at www.fnbcorporation.com. Access to the live webcast will begin approximately 30 minutes prior to the start of the call.
Presentation Materials: Presentation slides and the earnings release will also be available prior to the start of the call on the "Investor Relations and Shareholder Services" section of the Corporation's website at www.fnbcorporation.com.
A replay of the call will be available shortly after the completion of the call until midnight ET on Tuesday, April 30, 2019. The replay can be accessed by dialing (877) 344-7529 or (412) 317-0088 for international callers; the conference replay access code is 10130071. Following the call, the related presentation materials will be posted to the "Investor Relations and Shareholder Services" section of F.N.B. Corporation's website at www.fnbcorporation.com.

About F.N.B. Corporation
F.N.B. Corporation (NYSE:FNB), headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in seven states and the District of Columbia. FNB’s market coverage spans several major metropolitan areas including: Pittsburgh, Pennsylvania; Baltimore, Maryland; Cleveland, Ohio; Washington, D.C.; and Charlotte, Raleigh, Durham and the Piedmont Triad (Winston-Salem, Greensboro and High Point) in North Carolina. The Company has total assets of more than $33 billion and approximately 380 banking offices throughout Pennsylvania, Ohio, Maryland, West Virginia, North Carolina and South Carolina.
FNB provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania, founded in 1864. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, government banking, business credit, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services, including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. FNB's wealth management services include asset management, private banking and insurance.

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol "FNB" and is included in Standard & Poor's MidCap 400 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation website at www.fnbcorporation.com.

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Analyst/Institutional Investor Contact:
Matthew Lazzaro, 724-983-4254, 412-216-2510 (cell)
lazzaro@fnb-corp.com;
Media Contact:
Jennifer Reel, 724-983-4856, 724-699-6389 (cell)
reel@fnb-corp.com

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)				% Variance
				1Q19	1Q19
	1Q19	4Q18	1Q18	4Q18	1Q18
Interest Income
Loans and leases, including fees	$269,055	$265,218	$239,094	1.4	12.5
Securities:
Taxable	32,850	32,273	26,879	1.8	22.2
Tax-exempt	7,943	7,474	6,594	6.3	20.5
Other	462	375	360	23.2	28.3
Total Interest Income	310,310	305,340	272,927	1.6	13.7
Interest Expense
Deposits	50,377	46,531	26,469	8.3	90.3
Short-term borrowings	25,810	21,247	15,207	21.5	69.7
Long-term borrowings	3,530	5,320	5,146	(33.6)	(31.4)
Total Interest Expense	79,717	73,098	46,822	9.1	70.3
Net Interest Income	230,593	232,242	226,105	(0.7)	2.0
Provision for credit losses	13,629	15,203	14,495	(10.4)	(6.0)
Net Interest Income After Provision for Credit Losses	216,964	217,039	211,610	—	2.5
Non-Interest Income
Service charges	30,217	32,363	30,077	(6.6)	0.5
Trust services	6,784	6,506	6,448	4.3	5.2
Insurance commissions and fees	4,897	3,609	5,135	35.7	(4.6)
Securities commissions and fees	4,345	4,209	4,319	3.2	0.6
Capital markets income	6,036	5,198	5,214	16.1	15.8
Mortgage banking operations	3,905	4,509	5,529	(13.4)	(29.4)
Dividends on non-marketable equity securities	5,023	3,881	3,975	29.4	26.4
Bank owned life insurance	2,841	2,739	3,285	3.7	(13.5)
Net securities gains	—	3	—	(100.0)	—
Other	1,337	5,408	3,521	(75.3)	(62.0)
Total Non-Interest Income	65,385	68,425	67,503	(4.4)	(3.1)
Non-Interest Expense
Salaries and employee benefits	91,284	92,098	89,326	(0.9)	2.2
Net occupancy	15,065	13,743	15,568	9.6	(3.2)
Equipment	14,825	14,189	14,465	4.5	2.5
Amortization of intangibles	3,479	3,818	4,218	(8.9)	(17.5)
Outside services	14,745	16,736	14,725	(11.9)	0.1
FDIC insurance	5,950	6,137	8,834	(3.0)	(32.6)
Bank shares and franchise taxes	3,467	2,000	3,452	73.4	0.4
Other	16,927	20,986	20,495	(19.3)	(17.4)
Total Non-Interest Expense	165,742	169,707	171,083	(2.3)	(3.1)
Income Before Income Taxes	116,607	115,757	108,030	0.7	7.9
Income taxes	22,480	15,630	21,268	43.8	5.7
Net Income	94,127	100,127	86,762	(6.0)	8.5
Preferred stock dividends	2,010	2,011	2,010	—	—
Net Income Available to Common Stockholders	$92,117	$98,116	$84,752	(6.1)	8.7
Earnings per Common Share
Basic	$0.28	$0.30	$0.26	(6.7)	7.7
Diluted	0.28	0.30	0.26	(6.7)	7.7
Cash Dividends per Common Share	0.12	0.12	0.12	—	—
n/m - not meaningful

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in millions)				% Variance
				1Q19	1Q19
	1Q19	4Q18	1Q18	4Q18	1Q18
Assets
Cash and due from banks	$425	$451	$325	(5.8)	30.8
Interest-bearing deposits with banks	72	37	61	94.6	18.0
Cash and Cash Equivalents	497	488	386	1.8	28.8
Securities available for sale	3,403	3,341	2,927	1.9	16.3
Securities held to maturity	3,171	3,254	3,224	(2.6)	(1.6)
Loans held for sale	37	22	38	68.2	(2.6)
Loans and leases, net of unearned income	22,620	22,153	21,262	2.1	6.4
Allowance for credit losses	(186)	(180)	(179)	3.3	3.9
Net Loans and Leases	22,434	21,973	21,083	2.1	6.4
Premises and equipment, net	329	330	334	(0.3)	(1.5)
Goodwill	2,255	2,255	2,251	—	0.2
Core deposit and other intangible assets, net	75	79	88	(5.1)	(14.8)
Bank owned life insurance	538	537	530	0.2	1.5
Other assets	956	823	791	16.2	20.9
Total Assets	$33,695	$33,102	$31,652	1.8	6.5
Liabilities
Deposits:
Non-interest-bearing demand	$6,124	$6,000	$5,749	2.1	6.5
Interest-bearing demand	9,743	9,660	9,407	0.9	3.6
Savings	2,523	2,526	2,600	(0.1)	(3.0)
Certificates and other time deposits	5,492	5,269	4,741	4.2	15.8
Total Deposits	23,882	23,455	22,497	1.8	6.2
Short-term borrowings	4,111	4,129	3,802	(0.4)	8.1
Long-term borrowings	673	627	660	7.3	2.0
Other liabilities	349	283	260	23.3	34.2
Total Liabilities	29,015	28,494	27,219	1.8	6.6
Stockholders' Equity
Preferred stock	107	107	107	—	—
Common stock	3	3	3	—	—
Additional paid-in capital	4,052	4,049	4,038	0.1	0.3
Retained earnings	629	576	413	9.2	52.3
Accumulated other comprehensive loss	(88)	(106)	(109)	(17.0)	(19.3)
Treasury stock	(23)	(21)	(19)	9.5	21.1
Total Stockholders' Equity	4,680	4,608	4,433	1.6	5.6
Total Liabilities and Stockholders' Equity	$33,695	$33,102	$31,652	1.8	6.5

F.N.B. CORPORATION AND SUBSIDIARIES	1Q19			4Q18			1Q18
(Unaudited)		Interest	Average		Interest	Average		Interest	Average
(Dollars in thousands)	Average	Earned	Yield	Average	Earned	Yield	Average	Earned	Yield
	Outstanding	or Paid	or Rate	Outstanding	or Paid	or Rate	Outstanding	or Paid	or Rate
Assets
Interest-bearing deposits with banks	$54,167	$462	3.46%	$50,879	$375	2.93%	$103,904	$360	1.40%
Taxable investment securities (2)	5,444,523	32,850	2.41	5,409,100	32,273	2.39	5,046,294	26,879	2.13
Non-taxable investment securities (1)	1,108,698	9,918	3.58	1,056,906	9,343	3.54	951,021	8,278	3.48
Loans held for sale	32,954	508	6.21	31,018	439	5.65	65,897	911	5.56
Loans and leases (1) (3)	22,379,504	270,151	4.89	21,940,195	266,357	4.82	21,155,619	239,602	4.58
Total Interest Earning Assets (1)	29,019,846	313,889	4.37	28,488,098	308,787	4.31	27,322,735	276,030	4.08
Cash and due from banks	377,648			381,429			358,717
Allowance for credit losses	(183,482)			(180,618)			(180,478)
Premises and equipment	332,055			324,562			336,816
Other assets	3,844,135			3,679,383			3,656,716
Total Assets	$33,390,202			$32,692,854			$31,494,506
Liabilities
Deposits:
Interest-bearing demand	$9,651,737	23,564	0.99	$9,582,636	21,239	0.88	$9,388,774	11,454	0.49
Savings	2,510,148	2,070	0.33	2,503,480	1,848	0.29	2,536,439	1,031	0.17
Certificates and other time	5,347,638	24,743	1.88	5,374,220	23,444	1.73	4,637,032	13,984	1.20
Short-term borrowings	4,311,840	25,810	2.41	3,727,878	21,247	2.25	3,985,254	15,207	1.54
Long-term borrowings	661,661	3,530	2.16	626,986	5,320	3.37	660,970	5,146	3.16
Total Interest-Bearing Liabilities	22,483,024	79,717	1.44	21,815,200	73,098	1.33	21,208,469	46,822	0.89
Non-interest-bearing demand deposits	5,892,774			6,029,364			5,607,640
Other liabilities	362,161			294,380			248,128
Total Liabilities	28,737,959			28,138,944			27,064,237
Stockholders' equity	4,652,243			4,553,910			4,430,269
Total Liabilities and Stockholders' Equity	$33,390,202			$32,692,854			$31,494,506
Net Interest Earning Assets	$6,536,822			$6,672,898			$6,114,266
Net Interest Income (FTE) (1)		234,172			235,689			229,208
Tax Equivalent Adjustment		(3,579)			(3,447)			(3,103)
Net Interest Income		$230,593			$232,242			$226,105
Net Interest Spread			2.93%			2.98%			3.19%
Net Interest Margin (1)			3.26%			3.29%			3.39%

(1)
The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.

(2)	The average balances and yields earned on taxable investment securities are based on historical cost.
(3)
Average balances for loans include non-accrual loans.  Loans and leases consist of average total loans and leases less average unearned income.  The amount of loan fees included in interest income is immaterial.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

	1Q19	4Q18	1Q18
Performance Ratios
Return on average equity	8.21%	8.72%	7.94%
Return on average tangible equity (1)	16.93%	18.39%	17.48%
Return on average tangible common equity (1)	17.38%	18.94%	18.01%
Return on average assets	1.14%	1.22%	1.12%
Return on average tangible assets (1)	1.26%	1.35%	1.25%
Net interest margin (FTE) (2)	3.26%	3.29%	3.39%
Yield on earning assets (FTE) (2)	4.37%	4.31%	4.08%
Cost of interest-bearing liabilities	1.44%	1.33%	0.89%
Cost of funds	1.14%	1.04%	0.71%
Efficiency ratio (1)	53.45%	54.13%	55.78%
Effective tax rate	19.28%	13.50%	19.69%
Capital Ratios
Equity / assets (period end)	13.89%	13.92%	14.01%
Common equity / assets (period end)	13.57%	13.60%	13.67%
Leverage ratio	7.88%	7.87%	7.59%
Tangible equity / tangible assets (period end) (1)	7.49%	7.39%	7.14%
Tangible common equity / tangible assets (period end) (1)	7.15%	7.05%	6.78%
Common Stock Data
Average diluted shares outstanding	325,828,834	325,556,329	325,766,968
Period end shares outstanding	324,515,913	324,314,529	323,686,993
Book value per common share	$14.09	$13.88	$13.37
Tangible book value per common share (1)	$6.91	$6.68	$6.14
Dividend payout ratio (common)	42.57%	39.97%	46.10%

(1)	See non-GAAP financial measures section of this Press Release for additional information relating to the calculation of this item.
(2)
The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
(Dollars in millions)
				Percent Variance
				1Q19	1Q19
	1Q19	4Q18	1Q18	4Q18	1Q18
Balances at period end
Loans and Leases:
Commercial real estate	$8,835	$8,786	$8,811	0.6	0.3
Commercial and industrial	4,889	4,556	4,280	7.3	14.2
Commercial leases	374	373	280	0.3	33.6
Other	49	46	39	6.5	25.6
Commercial loans and leases	14,147	13,761	13,410	2.8	5.5
Direct installment	1,744	1,764	1,872	(1.1)	(6.8)
Residential mortgages	3,233	3,113	2,762	3.9	17.1
Indirect installment	1,950	1,933	1,524	0.9	28.0
Consumer LOC	1,546	1,582	1,694	(2.3)	(8.7)
Consumer loans	8,473	8,392	7,852	1.0	7.9
Total loans and leases	$22,620	$22,153	$21,262	2.1	6.4

				Percent Variance
Average balances				1Q19	1Q19
Loans and Leases:	1Q19	4Q18	1Q18	4Q18	1Q18
Commercial real estate	$8,814	$8,768	$8,810	0.5	—
Commercial and industrial	4,723	4,460	4,226	5.9	11.8
Commercial leases	370	350	272	5.6	35.8
Other	50	47	47	6.0	6.7
Commercial loans and leases	13,957	13,625	13,355	2.4	4.5
Direct installment	1,750	1,770	1,884	(1.1)	(7.1)
Residential mortgages	3,169	3,046	2,723	4.0	16.4
Indirect installment	1,942	1,908	1,474	1.8	31.7
Consumer LOC	1,562	1,591	1,720	(1.9)	(9.2)
Consumer loans	8,423	8,315	7,801	1.3	8.0
Total loans and leases	$22,380	$21,940	$21,156	2.0	5.8

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)				Percent Variance
(Dollars in millions)				1Q19	1Q19
Asset Quality Data	1Q19	4Q18	1Q18	4Q18	1Q18
Non-Performing Assets
Non-performing loans (1)
Non-accrual loans	$78	$79	$78	(1.3)	—
Restructured loans	20	21	24	(4.8)	(16.7)
Non-performing loans	98	100	102	(2.0)	(3.9)
Other real estate owned (OREO) (2)	34	35	41	(2.9)	(17.1)
Total non-performing assets	$132	$135	$143	(2.2)	(7.7)
Non-performing loans / total loans and leases	0.43%	0.45%	0.48%
Non-performing loans / total originated loans and leases (3)	0.43%	0.44%	0.58%
Non-performing loans + OREO / total loans and leases + OREO	0.58%	0.61%	0.67%
Non-performing loans + OREO / total originated loans and leases + OREO (3)	0.59%	0.61%	0.81%
Non-performing assets / total assets	0.39%	0.41%	0.45%
Delinquency - Originated Portfolio (3)
Loans 30-89 days past due	$51	$53	$51	(3.8)	—
Loans 90+ days past due	6	5	7	20.0	(14.3)
Non-accrual loans	61	58	68	5.2	(10.3)
Total past due and non-accrual loans	$118	$116	$126	1.7	(6.3)
Total past due and non-accrual loans / total originated loans	0.63%	0.64%	0.79%
Delinquency - Acquired Portfolio (4) (5)
Loans 30-89 days past due	$36	$46	$61	(21.7)	(41.0)
Loans 90+ days past due	49	53	86	(7.5)	(43.0)
Non-accrual loans	17	21	10	(19.0)	70.0
Total past due and non-accrual loans	$102	$120	$157	(15.0)	(35.0)
Delinquency - Total Portfolio
Loans 30-89 days past due	$87	$99	$112	(12.1)	(22.3)
Loans 90+ days past due	55	58	93	(5.2)	(40.9)
Non-accrual loans	78	79	78	(1.3)	—
Total past due and non-accrual loans	$220	$236	$283	(6.8)	(22.3)

(1)	Does not include loans acquired in a business combination at fair value ("acquired portfolio").
(2)	Includes all other real estate owned, including those balances acquired through business combinations that have been in the acquired portfolio prior to foreclosure.
(3)	"Originated Portfolio" or "Originated Loans and Leases" equals loans and leases not included by definition in the Acquired Portfolio.
(4)
"Acquired Portfolio" or "Loans Acquired in a Business Combination" equals loans acquired at fair value, accounted for in accordance with ASC 805. The risk of credit loss on these loans has been considered by virtue of our estimate of acquisition-date fair value and these loans are considered accruing as we primarily recognize interest income through accretion of the difference between the carrying value of these loans and their expected cash flows.  Because loans acquired in a business combination are initially recorded at an amount estimated to be collectible, losses on such loans, when incurred, are first applied against the non-accretable difference established in purchase accounting and then to any allowance for credit losses recognized subsequent to acquisition.

(5)	Represents contractual balances.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)				Percent Variance
(Dollars in millions)				1Q19	1Q19
Allowance Rollforward	1Q19	4Q18	1Q18	4Q18	1Q18

Allowance for Credit Losses - Originated Portfolio (2)
Balance at beginning of period	$173	$174	$168	(0.6)	3.0
Provision for credit losses	9	11	14	(18.2)	(35.7)
Net loan charge-offs	(5)	(12)	(10)	(58.3)	(50.0)
Allowance for credit losses - originated portfolio (2)	$177	$173	$172	2.3	2.9
Allowance for credit losses (originated loans and leases) / total originated loans and leases (2)	0.94%	0.95%	1.08%
Allowance for credit losses (originated loans and leases) / total non-performing loans (1)	218.12%	219.93%	186.24%
Net loan charge-offs on originated loans and leases (annualized) / total average originated loans and leases (2)	0.10%	0.27%	0.29%
Allowance for Credit Losses - Acquired Portfolio (3)
Balance at beginning of period	$7	$4	$7	75.0	—
Provision for credit losses	5	4	—	25.0	n/m
Net loan (charge-offs)/recoveries	(3)	(1)	—	n/m	n/m
Allowance for credit losses - acquired portfolio (3)	$9	$7	$7	28.6	28.6
Allowance for Credit Losses - Total Portfolio
Balance at beginning of period	$180	$178	$175	1.1	2.9
Provision for credit losses	14	15	14	(6.7)	—
Net loan (charge-offs)/recoveries	(8)	(13)	(10)	(38.5)	(20.0)
Total allowance for credit losses	$186	$180	$179	3.3	3.9
Allowance for credit losses / total loans and leases	0.82%	0.81%	0.84%
Net loan charge-offs (annualized) / total average loans and leases	0.14%	0.24%	0.20%
n/m - not meaningful

(1)	Does not include loans acquired in a business combination at fair value ("acquired portfolio").
(2)	"Originated Portfolio" or "Originated Loans and Leases" equals loans and leases not included by definition in the Acquired Portfolio.
(3)
"Acquired Portfolio" or "Loans Acquired in a Business Combination" equals loans acquired at fair value, accounted for in accordance with ASC 805. The risk of credit loss on these loans has been considered by virtue of our estimate of acquisition-date fair value and these loans are considered accruing as we primarily recognize interest income through accretion of the difference between the carrying value of these loans and their expected cash flows.  Because loans acquired in a business combination are initially recorded at an amount estimated to be collectible, losses on such loans, when incurred, are first applied against the non-accretable difference established in purchase accounting and then to any allowance for credit losses recognized subsequent to acquisition.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
(Dollars in thousands, except per share data)

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES AND KEY PERFORMANCE INDICATORS TO GAAP
We believe the following non-GAAP financial measures provide information useful to investors in understanding our operating performance and trends, and facilitate comparisons with the performance of our peers.  The non-GAAP financial measures we use may differ from the non-GAAP financial measures other financial institutions use to measure their results of operations.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with U.S. GAAP.  The following tables summarize the non-GAAP financial measures included in this press release and derived from amounts reported in our financial statements.

				% Variance
				1Q19	1Q19
Operating net income available to common stockholders:	1Q19	4Q18	1Q18	4Q18	1Q18
Net income available to common stockholders	$92,117	$98,116	$84,752
Branch consolidation costs	1,634	—	—
Tax benefit of branch consolidation costs	(343)	—	—
Operating net income available to common stockholders (non-GAAP)	$93,408	$98,116	$84,752	(4.8)	10.2

Operating earnings per diluted common share:
Earnings per diluted common share	$0.28	$0.30	$0.26
Branch consolidation costs	0.01	—	—
Tax benefit of branch consolidation costs	—	—	—
Operating earnings per diluted common share (non-GAAP)	$0.29	$0.30	$0.26	(3.3)	11.5

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
(Dollars in thousands, except per share data)
	1Q19	4Q18	1Q18
Return on average tangible equity:
Net income (annualized)	$381,738	$397,244	$351,867
Amortization of intangibles, net of tax (annualized)	11,147	11,966	13,513
Tangible net income (annualized) (non-GAAP)	$392,885	$409,210	$365,380

Average total stockholders' equity	$4,652,243	$4,553,910	$4,430,269
Less: Average intangibles (1)	(2,331,623)	(2,329,088)	(2,339,783)
Average tangible stockholders' equity (non-GAAP)	$2,320,620	$2,224,822	$2,090,486

Return on average tangible equity (non-GAAP)	16.93%	18.39%	17.48%
Return on average tangible common equity:
Net income available to common stockholders (annualized)	$373,586	$389,265	$343,716
Amortization of intangibles, net of tax (annualized)	11,147	11,966	13,513
Tangible net income available to common stockholders (annualized) (non-GAAP)	$384,733	$401,231	$357,229

Average total stockholders' equity	$4,652,243	$4,553,910	$4,430,269
Less: Average preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: Average intangibles (1)	(2,331,623)	(2,329,088)	(2,339,783)
Average tangible common equity (non-GAAP)	$2,213,738	$2,117,940	$1,983,604

Return on average tangible common equity (non-GAAP)	17.38%	18.94%	18.01%
Return on average tangible assets:
Net income (annualized)	$381,738	$397,244	$351,867
Amortization of intangibles, net of tax (annualized)	11,147	11,966	13,513
Tangible net income (annualized) (non-GAAP)	$392,885	$409,210	$365,380

Average total assets	$33,390,202	$32,692,854	$31,494,506
Less: Average intangibles (1)	(2,331,623)	(2,329,088)	(2,339,783)
Average tangible assets (non-GAAP)	$31,058,579	$30,363,766	$29,154,723

Return on average tangible assets (non-GAAP)	1.26%	1.35%	1.25%
Tangible book value per common share:
Total stockholders' equity	$4,679,959	$4,608,285	$4,433,453
Less: preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: intangibles (1)	(2,329,896)	(2,333,375)	(2,339,139)
Tangible common equity (non-GAAP)	$2,243,181	$2,168,028	$1,987,432

Common shares outstanding	324,515,913	324,314,529	323,686,993

Tangible book value per common share (non-GAAP)	$6.91	$6.68	$6.14

(1) Excludes loan servicing rights

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
(Dollars in thousands)
	1Q19	4Q18	1Q18
Tangible equity / tangible assets (period end):
Total stockholders' equity	$4,679,959	$4,608,285	$4,433,453
Less: intangibles (1)	(2,329,896)	(2,333,375)	(2,339,139)
Tangible equity (non-GAAP)	$2,350,063	$2,274,910	$2,094,314

Total assets	$33,695,411	$33,101,840	$31,652,353
Less: intangibles (1)	(2,329,896)	(2,333,375)	(2,339,139)
Tangible assets (non-GAAP)	$31,365,515	$30,768,465	$29,313,214

Tangible equity / tangible assets (period end) (non-GAAP)	7.49%	7.39%	7.14%
Tangible common equity / tangible assets (period end):
Total stockholders' equity	$4,679,959	$4,608,285	$4,433,453
Less: preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: intangibles(1)	(2,329,896)	(2,333,375)	(2,339,139)
Tangible common equity (non-GAAP)	$2,243,181	$2,168,028	$1,987,432

Total assets	$33,695,411	$33,101,840	$31,652,353
Less: intangibles (1)	(2,329,896)	(2,333,375)	(2,339,139)
Tangible assets (non-GAAP)	$31,365,515	$30,768,465	$29,313,214

Tangible common equity / tangible assets (period end) (non-GAAP)	7.15%	7.05%	6.78%

KEY PERFORMANCE INDICATORS
Efficiency ratio (FTE):
Total non-interest expense	$165,742	$169,707	$171,083
Less: amortization of intangibles	(3,479)	(3,818)	(4,218)
Less: OREO expense	(1,069)	(1,267)	(1,367)
Less: branch consolidation costs	(458)	—	—
Adjusted non-interest expense	$160,736	$164,622	$165,498

Net interest income	$230,593	$232,242	$226,105
Taxable equivalent adjustment	3,579	3,447	3,103
Non-interest income	65,385	68,425	67,503
Less: net securities gains	—	(3)	—
Add: branch consolidation costs	1,176	—	—
Adjusted net interest income (FTE) + non-interest income	$300,733	$304,111	$296,711

Efficiency ratio (FTE) (non-GAAP)	53.45%	54.13%	55.78%
(1) Excludes loan servicing rights